UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

_____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event
  reported:  August 8, 2008

                         American Airlines, Inc.                   _
(Exact name of registrant as specified in its charter)

          Delaware                                     1-2691                                      13-1502798           _
(State of Incorporation) ( Commission File Number)     (IRS Employer Identification No.)

4333 Amon Carter Blvd.      Fort Worth, Texas              76155
(Address of principal executive offices)  (Zip Code)

                     (817) 963-1234                 _
                                  (Registrant's telephone number)

                             (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On August 8, 2008 American Airlines, Inc. ("American"), a wholly-owned subsidiary of AMR Corporation, entered into an amendment to Purchase Agreement No. 1977 with The Boeing Company (“Boeing”).

As part of American’s fleet renewal plan, American had previously announced its intentions to take delivery of 70 Boeing 737-800 aircraft over 2009 and 2010; pursuant to the amendment American has committed to take delivery of 36 737-800 aircraft in 2009 and 40 737-800 aircraft in 2010.  In addition to these aircraft, American has firm commitments for eleven 737-800 aircraft and seven Boeing 777 aircraft scheduled to be delivered in 2013 - 2016.

Prior to this amendment, and as outlined in AMR’s second quarter Form 10-Q filing, American had commitments to purchase 34 Boeing 737-800 aircraft in 2009 and seven Boeing 737-800 aircraft in 2010.  Pursuant to the amendment, American accelerated the scheduled delivery dates of nine Boeing 737-800 aircraft previously ordered by American from 2013-2014 to 2010.  In addition, American exercised rights to purchase 20 Boeing 737-800 aircraft for delivery in 2009 and 2010 as part of its previously communicated fleet plan. Furthermore, American exercised rights to purchase an additional six 737-800 aircraft for delivery in 2010.

Payments for American’s 737-800 and 777 purchase commitments will approximate $400 million in the remainder of 2008, $1.1 billion in 2009, $785 million in 2010, $100 million in 2011, $218 million in 2012, and $1.0 billion for 2013 and beyond. These amounts are net of purchase deposits currently held by the manufacturer.

In conjunction with this transaction, American has arranged for backstop financing of approximately two-thirds of its 2009 and 2010 Boeing 737-800 deliveries, subject to certain terms and conditions. American could finance all of its 2009 737-800 deliveries under this arrangement should it elect to do so.  Other than this financing arrangement, American currently has no committed financing for any aircraft that it is committed to purchase or that it may order.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Airlines, Inc.

/s/ Kenneth W. Wimberly
Kenneth W. Wimberly
Corporate Secretary

Dated:  August 13, 2008